PROSPECTUS SUPPLEMENT
                                                  Filed Pursuant to Rule 424(b)5
(To Prospectus Dated October 25, 1999)
                                                      Registration No. 333-88927

ADELPHIA BUSINESS SOLUTIONS, INC. LOGO
                                8,750,000 Shares

                       Adelphia Business Solutions, Inc.

                              Class A Common Stock

                                 ------------

   We are selling 8,750,000 shares of our Class A common stock that will result in gross proceeds of approximately $262.5 million. The underwriters named in this prospectus supplement may purchase up to 1,312,500 additional shares of our Class A common stock from us under certain circumstances.

   We have entered into an agreement with Adelphia Communications Corporation under which Adelphia will purchase 5,181,350 shares of our Class B common stock that will result in proceeds of approximately $150.0 million. These shares will be sold to Adelphia at the public offering price less underwriting discount for the shares offered in the Offering.

   Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ." The last reported sale price of our Class A common stock on the Nasdaq National Market on November 23, 1999 was $30.188 per share. Before October 27, 1999, our Class A common stock was quoted on the Nasdaq National Market under the symbol "HYPT."

                                 ------------

  Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page S-8.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                        Per Share    Total
                                                        --------- ------------
Public Offering Price..................................  $30.00   $262,500,000
Underwriting Discount..................................  $ 1.05     $9,187,500
Proceeds to Adelphia Business Solutions (before ex-
 penses)...............................................  $28.95   $253,312,500

  The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about November 30, 1999.

                                 ------------

Salomon Smith Barney
                  Credit Suisse First Boston
                                     Donaldson, Lufkin & Jenrette
                                                           Goldman, Sachs & Co.
Banc of America Securities LLC
                  CIBC World Markets
                                     Credit Lyonnais Securities (USA) Inc.
                                                   First Union Securities, Inc.


November 23, 1999

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Prospectus Supplement Summary............................................  S-1

Risk Factors.............................................................  S-8

Use of Proceeds.......................................................... S-18

Capitalization........................................................... S-19

Price Range of Adelphia Business Solutions' Common Equity and Dividend
 Policy.................................................................. S-20

Dilution................................................................. S-21

Certain United States Tax Consequences to Non-United States Holders...... S-22

Underwriting............................................................. S-25

Where You Can Find More Information...................................... S-27

Legal Matters............................................................ S-28

Experts.................................................................. S-28

                                   Prospectus

                                                                          Page
                                                                          ----
Adelphia Business Solutions..............................................   2

Risk Factors.............................................................   3

Ratio of Earnings to Combined Fixed Charges and Preferred Stock
 Dividends...............................................................  13

Dilution.................................................................  13

Use of Proceeds..........................................................  13

Description of Debt Securities...........................................  13

Description of Capital Stock.............................................  24

Book Entry Issuance......................................................  28

Plan of Distribution.....................................................  30

Where You Can Find More Information......................................  31

Legal Matters............................................................  32

Experts..................................................................  32

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the entire attached prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. "We," "our," "ours," "us" or "Adelphia Business Solutions" means Adelphia Business Solutions, Inc. together with its majority-owned subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references to the networks mean the telecommunications networks, in operation or under construction, owned as of September 30, 1999, which are our wholly and majority-owned subsidiaries or joint ventures managed by us and in which we hold less than a majority equity interest with one or more other partners, and the additional networks under development as of such date.

                          Adelphia Business Solutions

   We are a leading national provider of facilities-based integrated communications services to customers that include businesses, governmental and educational end users and other communications services providers throughout the United States. We currently offer a full range of communications services in 50 markets and expect by the end of the year 2000 to be offering services in approximately 115 markets nationwide, including substantially all of the top 40 metropolitan statistical areas in the United States. To serve our customers' broad and expanding communications needs, we have assembled a diverse collection of high-bandwidth, local and national network assets. We intend to integrate these assets with advanced communications technologies and services in order to provide comprehensive end-to-end communications services over our own national network. We provide customers with communications services such as local switch dial tone (also known as local phone service), long distance service, high-speed data transmission and Internet connectivity. We offer our customers a choice of receiving these services separately or as bundled packages which are typically priced at a discount when compared to the price of the separate services.

   In order to take advantage of the improved economic returns and better customer service from providing services "on-net," or over our own network system, we are in the process of further expanding the reach of our network system nationwide. As of September 30, 1999, our original 22 local networks (we refer to these as the "Original Markets") spanned approximately 6,350 route miles, or an average of 288 route miles per network, making our networks among the largest of all local providers. Our Original Markets are principally located in the eastern half of the United States; however, due to our success in operating and expanding these markets, we are pursuing an aggressive nationwide growth plan. We intend to serve 200 total markets nationwide by the end of the year 2001, leveraging our existing and planned switching platforms and inter-city fiber networks. We believe that this nationwide footprint will enable us to address approximately 65% of the 60 million business access lines nationwide, which addressable market currently represents approximately $75 billion in annual revenues. Our network system expansion includes the purchase, lease or construction of local fiber optic network facilities and the interconnection of all of our existing and new markets with our own fiber optic network facilities. We will also implement various technologies, including a technology known as dense wave division multiplexing, to provide greater bandwidth capacity on our local and long-haul network system. Once fully installed, our approximately 30,000 route mile fiber optic backbone will connect each of our local markets. This fully redundant network system will support our full line of communications service offerings.

   To further expand our local network system, in March 1998 we purchased from the FCC 195 spectrum licenses for a fixed wireless technology known as local multipoint distribution service, or LMDS. These licenses cover over 83 million people throughout the eastern half of the United States, or approximately 30% of the nation's population. Our ownership of this spectrum may permit us to employ a wireless connection strategy to complement our existing local fiber assets as an alternative means of providing on-net connectivity to our fiber network where fiber may not be available or economically justified.

   In May 1999, we announced our intention to further complement our high-bandwidth network assets through the deployment of Digital Subscriber Line, or DSL, technology. As of September 30, 1999, wehad arrangements with incumbent local exchange carriers with respect to co-locating our network connection equipment in 150 of their local serving offices. During the year 2000, we plan to co-locate in over 500 local serving offices, which will all be equipped with DSL equipment. We intend to use DSL to deliver bundled voice and data product offerings where we have not yet installed our own fiber network, or where fiber network deployment is not economical. This technology, when deployed, will represent another cost-effective high bandwidth option to deliver communications services over our own network system.

   We believe that our operating and financial results in our Original Markets have been strong as illustrated in the table below:

                                           Three Months Ended Three Months Ended
                                           September 30, 1998 September 30, 1999
                                           ------------------ ------------------
                                                Original           Original
                                              Markets (a)        Markets (a)
                                           ------------------ ------------------
                                                   (dollars in millions)
Revenues..................................       $ 19.6            $  49.5
Gross Margin % (b)........................         48.8%              69.9%
EBITDA (c)................................       $ (5.1)           $   9.9
EBITDA % of Revenues......................        (25.9%)             20.0%
Access Lines in Service...................       76,701            196,829

--------
(a) Represents the 22 Original Markets in which we were providing service at the time of our initial public offering in May 1998. As of September 30, 1999, we owned 100% of 18 of these 22 markets and these 18 wholly owned markets were therefore consolidated in our financial results. All amounts stated are for all 22 markets and therefore these results are not necessarily indicative of what our performance would be if we owned 100% of all the Original Markets.

(b) Represents revenues less network operations expenses as a percentage of revenues.

(c) Represents earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures. EBITDA and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, our management believes EBITDA is a meaningful measure of performance.

   Historically, we have built robust local networks by partnering with local cable operators or electric utilities to gain access to conduits and rights-of-way. During the past three years, we have completed 13 transactions to purchase our partners' interests in markets we serve, aggregating a total purchase price of approximately $208 million. With the completion of these transactions, we own 100% of the ownership interests in 18 of our 22 Original Markets and all of our new networks, representing a weighted average proportionate ownership as of September 30, 1999 of approximately 93%, based on property, plant and equipment, compared to our approximately 77% ownership on the same basis as of March 31, 1998.

                               Business Strategy

   The key components of our strategy as a leading provider of integrated communications services are:

Focus On Communications-Intensive Customers

   We provide our services to communications-intensive customers that include businesses, governmental and educational end users and other communications services providers. We believe that our target customers represent a large and under-served customer pool that generally have limited choices when making their communications services purchasing decisions. These customers generally seek reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and timely introduction of new and innovative services.

   We also offer dedicated access services on a wholesale basis to interexchange or long distance carriers and have entered into national service agreements with AT&T and MCIWorldCom to be their preferred supplier.

Expansion of Sales and Customer Care Effort

   Our goal is to become the principal and preferred cost-effective alternative to the other existing communications services providers and create better customer retention. To achieve this and to capitalize on our expanding addressable market, we have rapidly increased and intend to continue to increase our direct sales and support team consisting of highly skilled sales professionals and engineers. We have expanded our sales force from 128 salespeople on December 31, 1997 to 568 salespeople on September 30, 1999 and expect to increase our sales force to approximately 600 salespeople by December 31, 1999.

   In addition, we believe that the best way to care for a customer is to provide local customer service after the sale. Each of our markets has a dedicated team of trained customer care professionals committed to ensuring that we meet or exceed our customer's expectations. On September 30, 1999, we had approximately 275 professionals committed to our customer care effort which we expect will increase to approximately 300 professionals by December 31, 1999.

Focus On Providing Bundled Packages of Communications Services

   In response to market demands and to maximize our selling efforts, we offer a full suite of communications services to our customers. We offer our services separately to suit specific customer needs or bundled together to provide customers with a cost-effective and comprehensive communications solution. In addition to the pricing benefits our customers receive from purchasing bundled communications services, we believe that bundled services provide us with increased customer retention, higher operating margins and a reduced cost of acquiring new customers.

   Our service offerings currently include a wide range of local dial tone and long distance services in all of our operating markets. In addition, we have recognized the expanding demand for high-bandwidth by our customers in order to support the growing number of data applications. Our first data product to take advantage of these additional revenue opportunities is high-speed Internet access, which has been introduced in most of our Original Markets and will be rolled out to all of our markets over the next several months. Additionally, we plan to add to our product capabilities by activating data centers and providing such products as e-mail, directory services and web hosting, and by launching DSL, frame relay and ATM services over the next six months. To accelerate our frame relay and ATM service offerings, we entered into a wholesale provider agreement with Intermedia Communications, whereby we will use their frame relay network and data switches to offer data services to our customers and then move our customers' traffic onto our own network system as it becomes operational. We believe this approach provides an efficient market-entry strategy under the Adelphia Business Solutions trade name, while providing better long-term operating margins through the use of our own network system. We believe that the introduction of high margin data products should drive revenue growth and better leverage our significant fiber assets.

Drive On-Net Traffic Over High Capacity Fiber Optic Network System

   The broad deployment of fiber optic cable in our markets typically enables connectivity among ourselves, the incumbent carriers' local serving offices and our customers. We expect this strategy to result in a high proportion of traffic that is both originated and terminated on our network system, which would provide us with higher long-term operating margins. For the September 1999 quarter, our gross margin was 63% of revenues, which we believe is among the highest in the industry. As of September 30, 1999, we had co-located in 150 incumbent carriers' local serving offices, a figure which we expect to increase to over 500 during the year 2000. In addition, we had 250,805 installed access lines as of September 30, 1999, 57% of which were on-switch.

   In addition to the broad deployment of fiber optic cable in our local markets, we have been aggressively adding an inter-city fiber network that connects our local markets. Once fully deployed, this approximately 30,000 mile fiber optic backbone will enhance our ability to originate and terminate our customers' communications traffic over our own networks. We believe long-term operating margins on our long distance and data businesses will increase significantly as a result of connecting these markets. We also believe that our planned deployment of LMDS and DSL technologies will provide additional, alternative means to connect customers to our networks.

Expand Market Roll-out Throughout United States

   In July 1998, we announced that we were expanding the scope of our business plan to add 50 new markets to our existing 22 Original Markets, expanding our presence to approximately 30 states throughout the eastern United States. We recently announced that we expect to further expand our network system to include an additional 130 markets by the end of 2001, expanding our presence to approximately 200 markets throughout the continental United States. These 200 markets represent a total addressable market opportunity of 39 million business access lines, which currently generate over $75 billion of annual communications services revenues.

   We plan to roll out service in these new markets through the use of large regionally based Lucent 5ESS switches that will serve several markets in geographic proximity to the switch. Each of these markets will be connected to the nationwide system network by inter-city fiber that has been or will be purchased or leased from one or more of a number of fiber optic transmission providers.

                               Recent Development

   On October 25, 1999, we announced that we had completed the change of our legal name from "Hyperion Telecommunications, Inc." to "Adelphia Business Solutions, Inc." This name change was approved at the annual meeting of stockholders held on October 25, 1999. We also announced that our Nasdaq National Market stock symbol had been changed from "HYPT" to "ABIZ." These changes became effective with the Nasdaq National Market prior to the commencement of trading on October 27, 1999.
                                  ------------

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                  The Offering

Class A Common Stock Offered........    8,750,000 shares

Common Stock to be Outstanding
 after the Offering:
   Class A Common Stock.............    32,715,385 shares (1)
   Class B Common Stock ............    36,720,327 shares (2)
    Total ..........................    69,435,712 shares

Use of Proceeds.....................    The net proceeds from the Class A
                                        common stock to be sold in the
                                        Offering (approximately $252.8
                                        million) and from the Class B
                                        common stock to be sold to Adelphia
                                        (approximately $150.0 million) will
                                        be used to fund our national
                                        expansion, working capital
                                        requirements, operating losses and
                                        pro rata investments in our
                                        networks and for general corporate
                                        purposes. See "Use of Proceeds."

Rights of Holders of Class A Common
 Stock and Class B Common Stock.....    The rights of holders of Class A
                                        common stock and Class B common
                                        stock differ with respect to voting
                                        rights. Holders of Class B common
                                        stock are entitled to 10 votes per
                                        share while the holders of Class A
                                        common stock are entitled to 1 vote
                                        per share on all matters presented
                                        to stockholders. See "Description
                                        of Capital Stock" in the attached
                                        prospectus.


Nasdaq National Market Symbol for
 Class A Common Stock...............
                                        ABIZ
--------
(1) We calculated outstanding shares above assuming the underwriters did not exercise their overallotment option and based on the number of shares outstanding as of November 8, 1999, excluding 392,597 shares of Class A common stock issuable upon exercise of outstanding Class B Warrants as of November 8, 1999 and conversion of the underlying Class B common stock into Class A common stock, 1,621,499 shares of Class A common stock issuable upon exercise of any outstanding warrants held by Adelphia or any shares issuable upon exercise of outstanding options to purchase Class A common stock under our 1996 Long-Term Incentive Compensation Plan.

(2) Includes 5,181,350 shares, which is the approximate number of shares to be sold directly to Adelphia.

              Summary Consolidated Financial and Operational Data
                (dollars in thousands, except per share amounts)
  The following summary consolidated financial data as of March 31, 1998 and December 31, 1998 and for each of the four years in the period ended March 31, 1998 and the nine months ended December 31, 1998 have been derived from our audited consolidated financial statements. This data should be read in conjunction with the consolidated financial statements and related notes thereto as of March 31, 1998 and December 31, 1998 and for each of the two years in the period ended March 31, 1998 and the nine months ended December 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Transition Report on Form 10-K which is incorporated herein by reference. The statement of operations data and the other financial data with respect to the fiscal years ended March 31, 1995 and 1996 have been derived from our audited consolidated financial statements not included in the Transition Report on Form 10-K. The data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods and dates. This interim period data should be read in conjunction with the condensed consolidated financial statements and related notes thereto as of December 31, 1998 and September 30, 1999 and for the three- and nine-month periods ended September 30, 1998 and 1999 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Form 10-Q for the quarterly period ended September 30, 1999 which is incorporated herein by reference. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. Operating Data is derived from our other operations information.

                                                                    Nine Months
                                                                       Ended      Nine Months Ended
                               Fiscal Year Ended March 31,          December 31,    September 30,
                             1995      1996      1997      1998         1998       1998       1999
                           --------  --------  --------  ---------  ------------ ---------  ---------
 Statement of Operations
  Data (a):
  Revenues...............  $  1,729  $  3,322  $  5,088  $  13,510   $  34,776   $  24,553  $  99,000
  Operating expenses:
  Network operations.....     1,382     2,690     3,432      7,804      18,709      14,586     36,037
  Selling, general and
   administrative........     2,524     3,084     6,780     14,314      35,341      24,038     93,618
  Depreciation and
   amortization..........       463     1,184     3,945     11,477      26,671      20,413     45,289
                           --------  --------  --------  ---------   ---------   ---------  ---------
  Operating loss.........    (2,640)   (3,636)   (9,069)   (20,085)    (45,945)    (34,484)   (75,944)
  Gain on sale of
   investment............        --        --     8,405         --          --          --         --
  Interest income and
   other.................        39       199     5,976     13,304      19,741      19,689     26,588
  Interest expense ......    (3,321)   (6,088)  (28,377)   (49,334)    (38,638)    (39,639)   (56,383)
  Equity in net loss of
   joint ventures........    (1,799)   (4,292)   (7,223)   (12,967)     (9,580)     (9,487)    (7,340)
  Net loss...............    (7,692)  (13,620)  (30,547)   (69,082)    (74,185)    (63,684)  (113,083)
  Net loss applicable to
   common stockholders...    (7,692)  (13,620)  (30,547)   (81,491)    (95,302)    (84,132)  (136,251)
  Basic and diluted net
   loss per weighted
   average
   share of common
   stock.................  $  (0.24) $  (0.42) $  (0.89) $   (2.33)  $   (1.80)  $   (1.82) $   (2.46)
 Other Financial Data
  (a):
  EBITDA (b).............  $ (2,177) $ (2,452) $ (5,124) $  (8,608)  $ (19,274)  $ (14,071) $ (30,655)
  Capital expenditures
   and investments (c)...    10,376    18,899    79,396    132,889     215,770     177,640    259,839
  Cash used in operating
   activities............    (2,130)     (833)   (4,823)    (6,333)     (8,810)    (11,580)   (79,642)
  Cash used in investing
   activities............   (10,376)  (18,899)  (72,818)  (266,604)   (200,458)   (205,005)  (338,304)
  Cash provided by
   financing activities..    12,506    19,732   137,455    443,873     221,088      10,309    301,364
  Weighted average
   ownership in networks
   (d)...................       46%       44%       53%        77%         79%         79%        93%

                                                        September 30, 1999
                            March 31,  December 31, ---------------------------
                              1998         1998       Actual    As Adjusted (e)
                            ---------  ------------ ----------  ---------------
Balance Sheet Data (b):
 Cash and cash
  equivalents.............. $ 230,750    $242,570   $  125,988      $528,788
 U.S. Government
  Securities--pledged......    70,535      58,054       29,451        29,451
 Property, plant and
  equipment--net...........   250,633     374,702      740,870       740,870
 Total assets..............   639,992     836,342    1,078,885     1,481,685
 Long term debt and
  exchangeable redeemable
  preferred stock..........   735,980     722,783    1,091,369     1,091,369
 Common stock and other
  stockholders' equity
  (deficiency).............  (118,991)     74,031      (62,364)      340,436

                                            March 31, December 31, September 30,
                                              1998        1998         1999
                                            --------- ------------ -------------
Operating Data (f):
 Route miles (g)...........................    5,363     15,005        15,648
 Fiber miles (g)...........................  249,672    369,777       390,931
 Buildings connected (h)...................    1,909      1,748         2,118
 Switches installed (i)....................       17         20            22
 Access lines in service...................   23,200    110,005       250,805
 LEC collocations..........................      113        123           150
 Employees (j).............................      577        969         1,752

--------
(a) Represents our financial information and our consolidated subsidiaries. As of September 30, 1999, four of our networks were owned by joint ventures in which we owned an interest of 50% or less, and for which we reported our interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Represents earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, our management believes EBITDA is a meaningful measure of performance.
(c) For the fiscal years ended March 31, 1995, 1996, 1997 and 1998, the nine months ended December 31, 1998, and the nine months ended September 30, 1998 and 1999, our capital expenditures (including capital expenditures relating to our wholly owned operating companies) were $2.9, $6.1, $24.6, $68.6, $146.8, $145.5, and $232.4 million, respectively, and our investments in less than wholly owned operating companies were $7.5, $12.8, $34.8, $64.3, $69.0, $32.2, and $27.4 million, respectively, for the same periods. See our consolidated financial statements and notes thereto included in the Transition Report on Form 10-K.
(d) Based upon our gross property, plant and equipment and the networks at the end of each period presented.
(e) Reflects the effect of the Offering and the Adelphia Direct Placement as if such events occurred September 30, 1999.
(f) Represents data for 100% of the networks.
(g) Data includes networks under construction.
(h) Represents buildings connected by fiber we own.
(i) Represents Lucent 5ESS switches or remote switch modules which deliver full switch functionality.
(j) Includes our employees and employees of the networks and Adelphia Business Solutions.

                                  RISK FACTORS

   Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement before you decide to purchase any of our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, you may lose all or part of your original investment.

High Level Of
Indebtedness

                           Adelphia Business Solutions has a substantial
   As of September 30,     amount of debt. We borrowed this money to purchase
1999, we owed              and to expand our telecommunications systems and
approximately $1.1         other operations and, to a lesser extent, for
billion. Our high level    investments and loans to our affiliates. On
of indebtedness can have   September 30, 1999, our indebtedness and redeemable
important adverse          preferred stock totaled approximately
consequences to us and     $1,091,369,000. This included approximately:
to you.

                              . $245,052,000 of 13% senior discount notes due 2003;

                              . $250,000,000 of 12 1/4% senior secured notes due 2004 which are secured by the equity we own in some of our telephone networks;

                              . $300,000,000 of 12% senior subordinated notes due 2007; and

                              . $252,261,000 of redeemable preferred stock due October 15, 2007.

   Commencing 1999 we
have had to begin          We have or will have to start funding cash payments
funding substantial cash   on these debts as follows:
payments.

                              . commencing May 1, 1999--semi-annual interest payments of $18,000,000 on the 12% senior subordinated notes due 2007;

                              .  commencing March 1, 2001--semi-annual
                                 interest payments of $15,300,000 on our 12
                                 1/4% senior secured notes due 2004;

                              . commencing October 15, 2001--semi-annual interest payments of $19,800,000 on our 13% senior discount notes due 2003; and

                              . commencing October 15, 2002--quarterly cash dividends of approximately $12,200,000 on our redeemable preferred stock.

   This could affect our   Our high level of indebtedness can have important
ability to invest in our   adverse consequences to us and to you. In the
business in the future     future it will require that we spend a substantial
as well as our ability     portion of the cash we get from our business to
to react to changes in     repay the principal and interest on these debts.
our industry or economic   Otherwise, we could use these funds for general
downturns.                 corporate purposes or for capital improvements. Our
                           ability to obtain new loans for working capital, capital expenditures, acquisitions or capital improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally and may put us at a competitive disadvantage to competitors who have lower debt levels.

Our Business Requires
Substantial Additional     Our business requires substantial additional
Financing And If We Do     financing on a continuing basis for capital
Not Obtain That            expenditures and other purposes including:
Financing, We May Not Be
Able To Expand Our
Networks, Offer
Services, Make Payments
When Due Or Refinance
Existing Debt

                              .  installing additional electronics and
                                 computers in our telephone networks that route a telephone caller to the number he or she dialed;

                              . expanding our Network Operations and Control Center and improving our existing telephone networks;

                              . designing, constructing and developing, or acquiring, new telephone networks;

                              .  continued purchasing of our partners'
                                 interests in the telephone networks we do not wholly own; and

                              . scheduled principal and interest payments on our debt.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large          We have incurred substantial net losses for each
Losses, And We Expect      year of operations since our inception in 1991. Our
This To Continue           recent net losses applicable to our common
                           stockholders were approximately as follows:

                              .  fiscal year ended March 31, 1996--
                                 $13,620,000;

                              .  fiscal year ended March 31, 1997--
                                 $30,547,000;

                              .  fiscal year ended March 31, 1998--
                                 $81,491,000;

                              .  nine months ended December 31, 1998--
                                 $95,302,000; and

                              .  nine months ended September 30, 1999--
                                 $136,251,000.

   Our earnings have
been insufficient to pay   Our earnings could not pay for our combined fixed
for our fixed charges      charges and preferred stock dividends during these
and preferred stock        periods by the amounts set forth in the table
dividends                  below.

                                                            Earnings
                                                           Deficiency
                                                          ------------
                   .fiscal year ended March 31, 1997      $ 30,288,000
                   .fiscal year ended March 31, 1998      $ 85,762,000
                   .nine months ended December 31, 1998   $105,525,000
                   .nine months ended September 30, 1999  $150,906,000

   If we cannot            Historically, we have depended on getting
refinance our debt or      additional borrowings and selling equity to meet
obtain new loans, we       our cash needs. Although in the past we have been
would likely have to       able to obtain additional borrowings and sell
consider various options   equity, there can be no guarantee that we will be
such as the sale of        able to do so in the future or that the cost to us
additional equity or       or the other terms which would affect us would be
some of our assets to      as favorable to us as our current indentures. The
meet the principal and     covenants in our indentures for our current debt
interest payments as       limit our ability to borrow more money.
they become due,
negotiate with our
lenders to restructure
existing loans or
explore other options
available under
applicable laws,
including those under
reorganization or
bankruptcy laws. We
cannot guarantee that
any options available to
us would enable us to
repay our debt in full.

Holding Company            We do not directly own any significant assets other
Structure                  than stock, partnership interests, equity and other
                           interests in our operating companies. We do not receive cash flow from operations except to the extent that our operating companies pay management fees or make distributions to us. In the event of an insolvency of an operating company, creditors of that operating company would be entitled to be paid in full before dividends or other distributions would be made to us. In addition, we do not own a controlling interest in some of these operating companies. This business structure creates risks regarding our obtaining cash from our business operations which could adversely affect our ability to repay the interest and principal which we owe, to get new loans, to fund future development of existing networks and new networks and to pay cash dividends to our common stockholders in the future.

   We depend on our
subsidiaries' and joint
ventures' cash payments
and distributions to
fund our cash needs.

New Service Acceptance     We are in the process of introducing a number of
By Customers               services, primarily local exchange services, that
                           we believe are important to our long-term growth.
                           The success of these services will be dependent upon, among other things, the willingness of customers to accept us as a new provider of such new telecommunications services. There is no guarantee that this acceptance will occur, and the lack of this acceptance could have a material adverse effect on us.

Risks From Rapid           We are in a period of rapid expansion which we
Expansion                  believe will continue and which we expect to
                           accelerate in the foreseeable future. Our operating complexity, as well as the responsibilities of management personnel, have increased as a result of our expansion. Our ability to manage this growth effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.
                           In addition, we and our operating companies have significantly increased, and intend to continue, the hiring of additional sales and marketing personnel. We cannot guarantee that these new personnel will be successfully integrated into us or our operating companies or that we can hire a sufficient number of qualified personnel. Our inability to effectively manage the hiring of additional personnel and expansion could have a material adverse effect on our business and results of operations.

                           Our expansion is also dependent upon the expansion of our fiber optic network through the continued acquisition of indefeasible rights of use (IRUs) for local and long-haul fiber optic plant or our built fiber optic plant when IRUs are not available or cost justified. If new IRUs cannot be obtained or if such fiber optic plant is not delivered or built by us on a timely basis, the development of the new markets and the interconnection of existing and new networks may be delayed, which could have a material adverse effect on us.

Control By Adelphia        As of September 30, 1999, Adelphia Communications
Communications             Corporation beneficially owned shares representing
Corporation                about 66% of the total number of outstanding shares
                           of both classes of our common stock and about 90% of the total number of outstanding shares of our Class B common stock. After the consummation of the Offering and the Adelphia Direct Placement,
                           Adelphia will beneficially own shares representing about 60% of the total number of outstanding shares of both classes of our common stock. As a result of Adelphia's stock ownership, Adelphia has the power to elect all of our directors. In addition, Adelphia could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions. Adelphia could also transfer control of us to an unrelated third person by transferring our Class B common stock.

   Adelphia can control
and can transfer control
of stockholder decisions
on very important
matters.

There Are Potential        Adelphia's activities could present a conflict of
Conflicts Of Interest      interest with us, such as pursuing business
Between Us And Adelphia    opportunities in the telecommunications industry.
Communications             In addition, there have been and will continue to
Corporation                be transactions between us and Adelphia or the
                           other entities or persons they own or have affiliations with. Our debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Need To Obtain Permits     We expect that in connection with our planned
And Rights-of-Way          construction and development of new networks that
                           we must obtain and maintain permits and rights-of-way for the cabling needed to develop and operate such networks. In addition, we may require pole attachment or conduit use agreements with incumbent local exchange carriers, utilities or other local exchange carriers to operate existing networks and new networks. There is no guarantee that we, our operating companies, our local partners, or Adelphia will be able to obtain new permits and rights-of-way, pole attachment and conduit use, to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing networks and new networks. Failure to obtain or maintain necessary permits, rights-of-way and agreements could have a material adverse effect on our ability to operate and expand our networks.

                           In addition, the amount of lease payments made by our operating companies could be affected by the costs our local partners incur for attachments to poles, or use of conduit, owned by incumbent local exchange carriers or electric utilities. Various state public utility commissions and the FCC are reviewing whether use of local partner facilities for telecommunications purposes (as occurs when our operating companies lease fiber optic capacity from local partners) should entitle incumbent carriers and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by our operating companies to the local partners and could have a significant adverse impact on the profitability of our operating companies and our results of operations.

                           In each of our markets, the competitive local
Competition                exchange carrier services offered by us compete
                           principally with the services offered by the
   Our operations are      incumbent local telephone exchange carrier company
subject to risk because    serving that area. Local telephone companies have
we compete principally     long-standing relationships with their customers,
with established local     have the potential to subsidize competitive
telephone companies that   services from monopoly service revenues, and
have long-standing         benefit from favorable state and federal
utility relationships      regulations. The merger of Bell Atlantic and NYNEX
with their customers and   created a very large company whose combined
pricing flexibility for    territory covers a substantial portion of our
local telephone            current markets. Other combinations are occurring
services.                  in the industry. Mergers are pending between SBC
                           and Ameritech, Bell Atlantic and GTE, Qwest and US
                           West, which may have a material adverse effect on our ability to compete and terminate and originate calls over our networks.
                           We think that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Our operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in our markets to do the following:

                              .  lower their rates substantially;

                              . engage in aggressive volume and term discount pricing practices for their customers; or

                              . charge excessive fees or otherwise impose on us excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell
telephone companies        The regional Bell operating companies can now
could get regulatory       obtain regulatory approval to offer long distance
approval to offer long     services if they comply with the local market
distance service in        opening requirements of the federal
competition with our       Telecommunications Act of 1996. To date, the FCC
significant customers,     has denied the requests for approval filed by
some of our major          regional Bell operating companies in our operating
customers could lose       areas. However, Bell Atlantic's recent petition to
market share.              provide long distance services originating in New
                           York may soon be approved. An approval of such a request could result in decreased market share for the major long distance carriers which are among our significant customers. This could have a material adverse effect on us.

                           In addition, once they obtain long distance authority, the regional Bell operating companies could be less cooperative in providing access to their networks.

   The regional Bell
telephone companies        Some of the regional Bell operating companies have
continue to seek other     also recently filed petitions with the FCC
regulatory approvals       requesting waivers of other obligations under the
that could significantly   federal Telecommunications Act of 1996. These
enhance their              involve services we also provide such as high speed
competitive position       data, long distance, and services to Internet
against us.                Service Providers. If the FCC grants the regional
                           Bell operating companies' petitions, this could have a material adverse effect on us.

   Potential competitors   Our potential competitors include other competitive
to our                     local exchange carriers, incumbent local telephone
telecommunications         companies which are not subject to regional Bell
services include the       operating companies' restrictions on offering long
regional Bell telephone    distance service, AT&T, MCIWorldCom, Sprint and
companies, AT&T,           other long distance carriers, cable television
MCIWorldCom and Sprint,    companies, electric utilities, microwave carriers,
electric utilities and     wireless telecommunications providers and private
other companies that       networks built by large end users. Both AT&T and
have advantages over us.   MCIWorldCom offer local telephone services in some
                           areas of the country and are expanding their networks. Numerous other carriers that might otherwise use our networks to offer services are deploying and expanding facilities that compete with our networks. AT&T and Tele-Communications, Inc. also recently merged, and MCIWorldCom and Sprint announced that they will merge. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use our services when entering the market for local exchange services.

                           Many of our current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than our resources, as well as other competitive advantages over us.

We Are Subject To          The federal Telecommunications Act of 1996
Extensive Regulation       substantially changed federal, state and local laws
                           and regulations governing telecommunications
   The federal             businesses. This law could materially affect the
Telecommunications Act     growth and operation of the telephone industry and
of 1996 may have a         the services we provide. There are numerous
significant impact on      rulemakings that have been and continue to be
our businesses.            undertaken by the FCC which will interpret and
                           implement the provisions of this law. These address, or could address, a wide variety of issues, including terms of interconnection, resale, number portability, dialing parity, access to buildings and rights-of-way, compensation for exchange traffic and for originating and terminating long distance traffic, access to unbundled network elements, co-location at ILEC premises, universal service subsidies, tariffing, customer privacy, and services for the disabled.
                           Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. In addition, the federal Telecommunications
                           Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in our markets or potential markets. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.
                           Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on us.

                           Although the federal Telecommunications Act of 1996 requires local telephone companies to interconnect with and sell services to us, these interconnection agreements may have short terms, requiring us to renegotiate them repeatedly. Because we compete with them in downstream markets, local telephone companies may not provide timely or adequate service to us which would impair our reputation with customers who could easily change back to using the local telephone company. In addition, the prices we pay in these agreements may be subject to significant increases if state public utility commissions establish prices to pass on to competitive local exchange carriers part of the cost of providing universal service.

                           Our operating companies that provide intrastate services are also generally subject among other matters to certification and tariff filing requirements by state regulators, as well as other reporting and compliance requirements. Challenges to our tariffs and certificates by third parties or by the states could cause us to incur substantial legal and administrative expense.

Risks Related To Local     Local multipoint distribution service is a new
Multipoint Distribution    service. Major telecommunications equipment
Service Strategy           manufacturers are currently introducing products
                           for the local multipoint distribution service frequency band. As a result, no wireless local loop systems are currently operating under local multipoint distribution service, and implementation of such systems could be subject to unforeseen delays, costs and possible quality and implementation issues. Material aspects of our local multipoint distribution service implementation strategy are still being developed and defined, and there can be no guarantee that we will develop and implement a successful and profitable local multipoint distribution service strategy, or that implementation of our local multipoint distribution service strategy will not involve substantial cost.

Rapid Technological        The telecommunications industry is subject to rapid
Change                     and significant changes in technology. While we
                           believe that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder our ability to acquire necessary technologies, the effect of technological changes on our business cannot be predicted. Thus, there can be no guarantee that technological developments will not have a material adverse effect on us.

Year 2000 Issues Present   The year 2000 issue refers to the inability of
Risks To Our Business      computerized systems and technologies to recognize
Operations In Several      and process dates beyond December 31, 1999. This
Ways                       could present risks to the operation of our
                           business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                              .  information processing and financial
                                 reporting systems;

                              .  customer billing systems;

                              .  customer service systems;

                              . telecommunication transmission and reception systems; and

                              .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Dependence Upon Network    Our success in marketing our services to business
Infrastructure, Risk Of    and government users requires that we provide
System Failure Or          superior reliability, capacity and security through
Security Breach            our network infrastructure. Our networks are
                           subject to physical damage, power loss, capacity limitations, software defects, breaches of security
                           (by computer virus, break-ins or otherwise) and other factors, any of which may cause interruptions in service or reduced capacity for our customers.
                           Interruptions in service, capacity limitations or security breaches could have a material adverse effect on us.

Dependence On Key          Our growth strategy depends in large part on our
Personnel                  ability to attract and retain key management,
                           marketing and operations personnel. Currently, our business is managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that we will attract and retain the qualified personnel needed to manage, operate and further develop our business. In addition, the loss of the services of any one or more members of our senior management team could have a material adverse effect on us.

Dependence On Business     For the nine months ended December 31, 1998 and the
From Interexchange         nine months ended September 30, 1999, approximately
Carriers                   18% and 13%, respectively, of the operating
                           companies' combined revenues were attributable to access services provided to MCIWorldCom and AT&T.
                           The loss of access revenues from interexchange carriers in general or the loss of MCIWorldCom or AT&T as a customer could have a material adverse effect on our current revenue stream.

                           In addition, the federal Telecommunications Act of 1996 establishes procedures under which the regional Bell operating companies can obtain authority to compete with the interexchange carriers in the long distance market, which could result in a decreased market share for interexchange carriers. Due to our operating companies' dependence on business from interexchange carriers, any significant loss of market share by the interexchange carriers could have a material adverse effect on us.

We May Not Have The
Resources To Make          Our current public debt indentures contain
Required Repurchases Of    provisions requiring us, upon a change of control,
Our Debt If A Change Of    to offer to redeem the notes issued under those
Control Occurs             indentures. In the event a change of control
                           occurs, there is no assurance that we will have the ability to make an offer to redeem these notes, that we will have sufficient funds to repurchase all of these notes or that we would be able to obtain any additional debt or equity financing in an amount sufficient to repurchase these notes.

Unequal Voting Rights Of   We have two classes of common stock--Class A which
Stockholders               carries one vote per share and Class B which
                           carries ten votes per share. The holders of Class B common stock can control the outcome of matters being voted upon by the stockholders such as the election of directors.

It Is Unlikely You Will    Adelphia Business Solutions has never declared or
Receive A Return On Your   paid cash dividends on any of its common stock and
Shares Through The         has no intention of doing so in the forseeable
Payment Of Cash            future. As a result, it is unlikely that you will
Dividends                  receive a return on your shares through the payment
                           of cash dividends.

Purchasers Of Our Common   Persons purchasing common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.

Future Sales Of            Sales of a substantial number of shares of Class A
Outstanding Common Stock   common stock or Class B common stock could
Could Adversely Affect     adversely affect the market price of our Class A
The Market Price Of Our    common stock and could impair our ability in the
Common Stock               future to raise capital through stock offerings. If
                           all of our existing holders of our warrants and our Class B common stock exercised their existing rights as of September 30, 1999 to receive Class A common stock, we would be required to issue approximately an additional 32.0 million shares of Class A common stock.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus supplement that are
Prospectus Supplement      not historical facts are "forward-looking
Are Subject To Risks and   statements" and can be identified by the use of
Uncertainties              forward-looking terminology such as "believes,"
                           "expects," "may," "will," "should," "intends" or
                           "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information included or incorporated by reference in this prospectus supplement, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. These statements appear in a number of places in this prospectus supplement and our most recent Form 10-K and Form 10-Q, including "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding our intent, belief and current expectations. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to our ability to successfully market our services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber optic networks, install cable and facilities (including switching electronics), and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as risks and uncertainties relating to general economic conditions, the cost and availability of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, technological developments, year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus supplement are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds to us from the Class A common stock offering described on the cover page of this prospectus supplement (the "Offering") combined with the Adelphia Direct Placement, as defined below, will be approximately $402.8 million after deducting estimated underwriting discounts and commissions and offering expenses.

   Adelphia has entered into a stock purchase agreement to purchase at the closing of the Offering approximately $150.0 million of our Class B common stock at a per share price equal to the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount (the "Adelphia Direct Placement").

   We currently intend to use these net proceeds to fund our national expansion, working capital requirements, operating losses and pro rata investments in our networks and for general corporate purposes. We estimate that from October 1, 1999 to December 31, 2000, our total capital requirements will be approximately $700 million. We plan to invest a substantial portion of proceeds in capital expenditures for:

  .  the national expansion;

  .  expanding services in existing markets;

  .  connecting markets with inter-city fiber optic cable; and

  . purchasing electronics (including switches) for existing and new markets.

   We believe that these net proceeds, together with our existing cash balance, internally generated funds, and vendor financing, will be sufficient to fund our capital requirements through the fiscal quarter ending December 2000. Management will retain a substantial amount of discretion over the application of the net proceeds of the Offering and the Adelphia Direct Placement and there can be no assurance that the application of net proceeds will not vary significantly from our current plans. Pending such uses, the net proceeds will be invested in short term investments.

   We intend to evaluate potential acquisitions as a means to further develop our market presence and product offerings. We have no definite agreement with respect to any acquisition, although from time to time we have discussions with other companies and assess opportunities on an ongoing basis. A portion of the net proceeds from the Offering and the Adelphia Direct Placement may also be used to finance acquisitions.

                                 CAPITALIZATION
                (dollars in thousands, except par value amounts)

   The following table sets forth our cash and cash equivalents and capitalization as of September 30, 1999, on an actual and as adjusted basis to reflect the Offering and the Adelphia Direct Placement. This table should be read in conjunction with Adelphia Business Solutions' (formerly known as Hyperion Telecommunications, Inc.) consolidated financial statements and related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                         September 30, 1999
                                                     ---------------------------
                                                       Actual    As Adjusted (b)
                                                     ----------  ---------------
Cash and cash equivalents........................... $  125,988    $  528,788
U.S. government securities--pledged.................     29,451        29,451
                                                     ----------    ----------
  Total cash, cash equivalents and U.S. government
   securities--pledged.............................. $  155,439    $  558,239
                                                     ==========    ==========
Long-term debt including current maturities:
  13% Senior Discount Notes due 2003................ $  245,052    $  245,052
  12 1/4% Senior Secured Notes due 2004.............    250,000       250,000
  12% Senior Subordinated Notes due 2007............    300,000       300,000
  Other debt........................................     44,056        44,056
                                                     ----------    ----------
    Total long-term debt including current
     maturities.....................................    839,108       839,108
                                                     ----------    ----------
12 7/8% Senior exchangeable redeemable preferred
 stock due 2007.....................................    252,261       252,261
                                                     ----------    ----------
Common stock and other stockholders'
 equity (deficiency) (a):
  Class A common stock, $.01 par value, 800,000,000
   shares authorized; 23,912,785 shares outstanding
   on an Actual basis and 32,662,785 shares
   outstanding on an As Adjusted basis..............        239           327
  Class B common stock, $.01 par value, 400,000,000
   shares authorized; 31,181,077 shares outstanding
   on an Actual basis and 36,362,427 shares
   outstanding on an As Adjusted basis..............        312           364
Additional paid-in capital..........................    269,608       672,268
Class B common stock warrants.......................      4,467         4,467
Unearned stock compensation.........................     (6,126)       (6,126)
Accumulated deficit.................................   (330,864)     (330,864)
                                                     ----------    ----------
Total common stock and other stockholders' equity
 (deficiency).......................................    (62,364)      340,436
                                                     ----------    ----------
Total capitalization................................ $1,029,005    $1,431,805
                                                     ==========    ==========

--------
(a) Authorized share amounts give effect to the amendments to our Certificate of Incorporation that were approved at our annual stockholders' meeting and effective on October 25, 1999. Actual Class A and Class B common stock authorized as of September 30, 1999 was 300,000,000 shares and 150,000,000 shares, respectively.
(b) Gives effect to the application of the net proceeds of (i) approximately $252.8 million from the Offering as described in "Use of Proceeds" and
     (ii) approximately $150.0 million from the Adelphia Direct Placement.

           PRICE RANGE OF ADELPHIA BUSINESS SOLUTIONS' COMMON EQUITY
                              AND DIVIDEND POLICY

   Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ." Prior to October 27, 1999, our Class A common stock was quoted on the Nasdaq National Market under the symbol "HYPT."

   The following table sets forth the range of high and low closing sale prices of the Class A common stock for the fiscal periods indicated, as reported by the Nasdaq National Market.

                              Class A common stock

                                                                  High     Low
                                                                -------- -------
      1998
        Second Quarter Ended (from 5/8/98 to 6/30/98).......... $19 7/16 $12 3/4
        Third Quarter Ended 9/30/98............................ $17 1/4  $ 5 1/2
        Fourth Quarter Ended 12/31/98.......................... $15 7/8  $ 3 1/2
      1999
        First Quarter Ended 3/31/99............................ $17      $ 8 3/8
        Second Quarter Ended 6/30/99 .......................... $20 1/2  $10 1/2
        Third Quarter Ended 9/30/99............................ $25 5/8  $14 3/4
        Fourth Quarter (through 11/23/99)...................... $35 3/8  $24 1/8

   As of November 22, 1999, approximately 172 holders of record held our Class A common stock. As of that date, five record holders were registered clearing agencies holding Class A common stock on behalf of participants in such clearing agencies.

   No established public trading market exists for our Class B common stock. As of November 22, 1999, the Class B common stock was held of record by Adelphia and 31 other holders. The Class B common stock is convertible into shares of Class A common stock on a one-to-one basis. As of November 22, 1999, Adelphia owned approximately 92% of the outstanding Class B common stock.

Dividend Policy

   We have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. Our ability to pay cash dividends on our common stock is limited by the provisions of our indentures.

                                    DILUTION

   The net tangible book value of our common stock as of September 30, 1999 was a deficit of approximately $106,969,000 or negative $1.93 a share. Net tangible book value per share represents the amount of our common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of our common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share.

   Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in the Offering and the pro forma net tangible book value per share of the common stock immediately after completion of the Offering, but excluding the Adelphia Direct Placement. After giving effect to the sale by us of 8,750,000 shares of Class A common stock in the Offering at the public offering price of $30.00 per share, and after deduction of underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 1999 was approximately $145,831,000 or $2.27 per share of common stock. This represents an immediate increase in net tangible book value of $4.20 per share to existing stockholders and an immediate dilution of net tangible book value of $27.73 per share to purchasers of Class A common stock in the Offering, as illustrated in the following table:

Public offering price per share of Class A common stock........         $ 30.00
  Net tangible book value per share of common stock before
   the Offering................................................ $(1.93)
  Increase per share of common stock attributable to the
   Offering....................................................   4.20
                                                                ------
Pro forma net tangible book value per share of common stock
 after the Offering............................................            2.27
                                                                        -------
Net tangible book value dilution per share.....................         $(27.73)
                                                                        =======

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

   The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A common stock applicable to "Non-United States Holders." A "Non-United States Holder" is any beneficial owner of Class A common stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a non-resident fiduciary of a foreign estate or trust as such terms are defined in the Code. This discussion is based on the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances (for example, insurance companies, tax exempt organizations, financial institutions, broker-dealers or certain U.S. expatriates) and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Class A common stock.

Dividends

   Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under United States Treasury regulations not currently in effect, a Non-United States Holder would be required to file certain forms accompanied by a statement from a competent authority of the treaty country in order to claim the benefits of a tax treaty. Dividends paid to a holder with an address within the United States generally will not be subject to this withholding tax, unless we have actual knowledge that the holder is a Non-United States Holder.

   Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of Business in the United States) each year with us or its paying agent prior to the payment of the dividends for such year. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments. To the extent a distribution exceeds current or accumulated earnings or profits, it will be treated first as a return of the holder's basis to the extent thereof, and then as a gain from the sale of a capital asset. Any withholding tax on distributions in excess of our current and accumulated earnings and profits is refundable to the Non-United States Holder upon filing an appropriate claim with the United States Internal Revenue Service (the "IRS").

   A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Ordinary Common Stock

   A Non-United States Holder generally will not be subject to United States federal income tax with respect to a gain realized upon the sale or a disposition of Class A common stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) the Non-United States Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs and certain other conditions are met, or (iii) we are or have been a "United States real property holding corporation" within the heading of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. We believe that it is not, and has not been for the last five years, a "United States real property holding corporation" for federal income tax purposes. If a Non-United States Holder falls under clause (i) above, the Non-United States holder will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the Non-United States Holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by United States capital losses recognized within the same taxable year of such sale.

Backup Withholding and Information Reporting

   Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

   Unless we have actual knowledge that a holder is a non-United States person, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to us. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless we have knowledge that the holder is a United States person.)

   If the proceeds of the disposition of Class A common stock by a Non-United States Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to its name, address and status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-United States Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

   New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 2000, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions including a reduced treaty rate or an exemption from backup withholding. For example, the New Withholding Regulations will require new forms, which you generally will have to provide earlier than you would have had to provide replacements for expiring existing forms.

Estate Tax

   An individual Non-United States Holder who is treated as the owner of Class A common stock at the time of his or her death or has made certain lifetime transfers of an interest in Class A common stock will be required to include the value of such Class A common stock in his or her gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter:

                                                                        Number
      Name                                                             of Shares
      ----                                                             ---------
      Salomon Smith Barney Inc........................................ 1,459,050
      Credit Suisse First Boston Corporation.......................... 1,459,050
      Donaldson, Lufkin & Jenrette Securities Corporation............. 1,459,050
      Goldman, Sachs & Co............................................. 1,459,050
      Banc of America Securities LLC..................................   728,450
      CIBC World Markets Corp.........................................   728,450
      Credit Lyonnais Securities (USA) Inc............................   728,450
      First Union Securities, Inc.....................................   728,450
                                                                       ---------
       Total.......................................................... 8,750,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in the Offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the public offering price less a concession not in excess of $0.63 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,312,500 additional shares of Class A common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not, without the prior consent of Salomon Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or grant any options or warrants to purchase shares of Class A common stock (except in connection with strategic acquisitions, issuances pursuant to existing agreements, and certain other permitted transactions).

   The common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with the Offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per Share....................................... $     1.05   $      1.05
      Total........................................... $9,187,500   $10,565,625

   In connection with the Offering, the underwriters may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the Offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   In addition, in connection with the Offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq National Market, prior to the pricing and completion of the Offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

   We estimate that our total expenses of the Offering will be $500,000.

   Certain of the underwriters have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

   It is expected that delivery of the Class A common stock will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date hereof. Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers of Class A common stock who wish to trade Class A common stock on the date hereof or the next three succeeding business days should consult their own advisor.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Transition Report on Form 10-K for the nine months ended December 31, 1998 as amended by Form 10-K/A. We refer to this Transition Report on Form 10-K in this prospectus supplement as the Form 10-K.

  . our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  . our definitive proxy statement dated October 4, 1999, with respect to the Annual Meeting of Stockholders held on October 25, 1999;

  . our Current Reports on Form 8-K for the events dated February 16, 1999, February 25, 1999, March 30, 1999, September 21, 1999 and October 25, 1999; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Offering has been completed.

   You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                       Adelphia Business Solutions, Inc.
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the cover of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

   The validity of the Class A common stock offered through this prospectus supplement will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing us in the Offering own an aggregate of 16,460 shares of our Class A common stock. The validity of the Class A common stock offered hereby will be passed upon on behalf of the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Adelphia Business Solutions (formerly known as Hyperion Telecommunications, Inc.) as of March 31, 1998 and December 31, 1998, and for each of the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, all incorporated in this prospectus supplement by reference from Adelphia Business Solutions' Transition Report on Form 10-K for the nine months ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   Prospectus
                       ADELPHIA BUSINESS SOLUTIONS, INC.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                              Class A Common Stock
                              Class B Common Stock
                            Other Equity Securities

This prospectus relates to:

 . Adelphia Business Solutions, Inc.'s debentures, notes and other debt securities in one or more series which may be senior debt securities or subordinated debt securities,

 . shares of our preferred stock issuable in series designated by our board of directors,

 . fractional interests represented by depositary shares in shares of our preferred stock issuable in series designated by our board of directors,

 . shares of our Class A common stock,

 . shares of our Class B common stock, which may be offered in combination or separately from time to time by us, and

 . other equity securities such as stock purchase contracts or rights to purchase our preferred stock, Class A common stock or Class B common stock or other interests in the equity of Adelphia Business Solutions.

   The aggregate initial offering price of all of the securities which may be sold pursuant to this prospectus will not exceed U.S. $1,500,000,000, or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Adelphia Business Solutions.

   The Class A common stock is quoted on the Nasdaq National Market. As of October 27, 1999, the Class A common stock's ticker symbol will be "ABIZ." Prior to October 27, 1999, the Class A common stock's ticker symbol was "HYPT." On October 25, 1999, we changed our name to Adelphia Business Solutions, Inc. from Hyperion Telecommunications, Inc., our former name. On October 12, 1999, the closing sale price on the Nasdaq National Market of a single share of our Class A common stock was $28.25.

   Our common stock includes Class A and Class B common stock. The rights of holders of the Class A common stock and Class B common stock are the same except that Class B common stock holders have 10 votes per share and have the right to convert their shares of Class B common stock into Class A common stock.

   You should carefully review "Risk Factors" beginning on page 3 for a discussion of matters you should consider when investing in securities of Adelphia Business Solutions.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   This Prospectus May Not Be Used To Consummate Sales Of Securities Unless Accompanied By A Prospectus Supplement.

                               ----------------

                The date of this Prospectus is October 25, 1999.

                               TABLE OF CONTENTS

Adelphia Business Solutions............................................................    2
Risk Factors...........................................................................    3
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends..............   13
Dilution...............................................................................   13
Use of Proceeds........................................................................   13
Description of Debt Securities.........................................................   13
Description of Capital Stock...........................................................   24
Book Entry Issuance....................................................................   28
Plan of Distribution...................................................................   30
Where You Can Find More Information....................................................   31
Legal Matters..........................................................................   32
Experts................................................................................   32

                                    SUMMARY

   "We," "our," "ours," "us" or "Adelphia Business Solutions" means Adelphia Business Solutions, Inc. together with its majority-owned subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references to the networks mean the telecommunications networks in operation or under construction owned as of June 30, 1999 which are wholly and majority-owned subsidiaries of Adelphia Business Solutions or joint ventures managed by Adelphia Business Solutions and in which Adelphia Business Solutions holds less than a majority equity interest with one or more other partners, and the additional networks under development as of such date. This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision.

                          Adelphia Business Solutions

   We are an integrated communications services provider in the eastern United States. This means that we provide our customers with alternatives to the incumbent local telephone company for local telephone and other telecommunications services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means we generally own a large portion of the local telecommunications networks and facilities we use to deliver these services, rather than leasing or renting the use of another party's networks to do so. We offer a full range of communications services to customers that include businesses, governmental and educational end users and other telecommunications service providers. Our communications services include local switch dial tone (also known as local phone service), long distance service, high speed data services, and Internet connectivity. The customer has a choice of receiving these services individually or as part of a bundle of services. In order to take advantage of the improved economic returns from providing services over our own network system, we are in the process of significantly expanding the reach of our network system. This network system expansion, which will allow us to offer our services in over 200 markets throughout the continental United States, includes the purchase, lease or construction of fiber optic network facilities in more than 160 new markets and the interconnection of all of our existing and new markets with our own fiber optic network facilities. As of June 30, 1999, we managed and operated telecommunications networks serving 40 metropolitan statistical areas.

   On October 25, 1999, we changed our name to Adelphia Business Solutions, Inc. from Hyperion Telecommunications, Inc., our former name. As of October 27, 1999, Adelphia Business Solutions' Class A common stock will be quoted on the Nasdaq National Market under the symbol "ABIZ." Prior to October 27, 1999, our Nasdaq National Market ticker symbol was "HYPT."

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

   Please see the applicable prospectus supplement and Adelphia Business Solutions' recent public filings for recent developments.

                                  RISK FACTORS

   Before you invest in Adelphia Business Solutions' securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any securities of Adelphia Business Solutions.

High Level Of
Indebtedness

   As of June 30, 1999,    Adelphia Business Solutions has a substantial
we owed approximately      amount of debt. We borrowed this money to purchase
$1.1 billion. Our high     and to expand our telecommunications systems and
level of indebtedness      other operations and, to a lesser extent, for
can have important         investments and loans to our affiliates. At June
adverse consequences to    30, 1999, our indebtedness and redeemable preferred
us and to you.             stock totaled approximately $1,121,878,000. This
                           included approximately:

                              . $236,745,000 of 13% senior discount notes due 2003;

                              . $250,000,000 of 12 1/4% senior secured notes due 2004 which are secured by the equity we own in some of our telephone networks;

                              . $300,000,000 of 12% senior subordinated notes due 2007; and

                              . $244,153,000 of redeemable preferred stock due October 15, 2007.

   Commencing 1999 we      We will have to start funding cash payments on
will have to begin         these debts as follows:
funding substantial cash
payments.

                              . commencing May 1, 1999--semi-annual interest payments of $18,000,000 on the 12% senior subordinated notes;

                              .  commencing March 1, 2001--semi-annual
                                 interest payments of $15,300,000 on our 12
                                 1/4% senior secured notes due 2004;

                              . commencing October 15, 2001--semi-annual interest payments of $19,800,000 on our 13% senior discount notes due 2003;

                              . commencing October 15, 2002--quarterly cash dividends of approximately $12,200,000 on our redeemable preferred stock.

   This could affect our
ability to invest in our   Our high level of indebtedness can have important
business in the future     adverse consequences to us and to you. In the
as well as our ability     future it will require that we spend a substantial
to react to changes in     portion of the cash we get from our business to
our industry or economic   repay the principal and interest on these debts.
downturns.                 Otherwise, we could use these funds for general
                           corporate purposes or for capital improvements. Our ability to obtain new loans for working capital, capital expenditures, acquisitions or capital improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally and may put us at a competitive disadvantage to competitors who have lower debt levels.

Subordinated Notes Are
Subordinated To Our        If we issue subordinated notes, these notes will be
Other Borrowings           subordinated in right of payment to all of our
                           current and future senior debt. Upon any
   In the event of a       distribution to our creditors in a liquidation or
bankruptcy, subordinated   dissolution of Adelphia Business Solutions or in a
noteholders may receive    bankruptcy, reorganization, insolvency,
less than other            receivership or similar proceeding relating to us
creditors because senior   or our property, the holders of senior debt will be
creditors are entitled     entitled to be paid in full before any payment may
to be paid in full         be made with respect to subordinated notes. In the
before subordinated        event of a bankruptcy, liquidation or
noteholders receive any    reorganization of Adelphia Business Solutions,
payment.                   holders of subordinated notes will participate
                           ratably with all holders of existing subordinated indebtedness of Adelphia Business Solutions that is deemed to be of the same class as the subordinated notes, and potentially with all other general creditors of Adelphia Business Solutions, based upon the respective amounts owed to each holder or creditor, in the remaining assets of Adelphia
                           Business Solutions. We cannot guarantee that there would be sufficient assets to pay amounts due on the subordinated notes. As a result, holders of subordinated notes may receive less, ratably, than the holders of senior debt. Senior creditors may also have the right upon a default under their loan agreements to block payments being made to holders of subordinated notes. The subordination provisions will be described in the applicable prospectus supplement for the subordinated notes. As of June
                           30, 1999, the aggregate amount of our senior debt was approximately $486.7 million.

Our Business Requires      Our business requires substantial additional
Substantial Additional     financing on a continuing basis for capital
Financing And If We Do     expenditures and other purposes including:
Not Obtain That
Financing, We May Not Be
Able To Expand Our
Networks, Offer
Services, Make Payments
When Due or Refinance
Existing Debt.

                              .  installing additional electronics and
                                 computers in our telephone networks that route a telephone caller to the number he or she dialed,

                              . expanding our Network Operations and Control Center and improving our existing telephone networks,

                              . designing, constructing and developing, or acquiring, new telephone networks,

                              .  continued purchasing of our partners'
                                 interests in the telephone networks we do not wholly own, and

                              . scheduled principal and interest payments on our debt.

                           There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

We Have Had Large          We have incurred substantial net losses for each
Losses, And We Expect      year of operations since our inception in 1991. Our
This To Continue           recent net losses applicable to our common
                           stockholders were approximately as follows:

                              .  fiscal year ended March 31, 1996--
                                 $13,620,000;

                              .  fiscal year ended March 31, 1997--
                                 $30,547,000;

                              .  fiscal year ended March 31, 1998--
                                 $81,491,000;

                              .  nine months ended December 31, 1998--
                                 $95,302,000; and

                              .  six months ended June 30, 1999--$82,539,000.

   Our earnings have
been insufficient to pay   Our earnings could not pay for our combined fixed
for our fixed charges      charges and preferred stock dividends during these
and preferred stock        periods by the amounts set forth in the table
dividends                  below.

                                                           Earnings
                                                          Deficiency
                                                         ------------
                   .fiscal year ended March 31, 1997     $ 30,288,000
                   .fiscal year ended March 31, 1998     $ 85,762,000
                   .nine months ended December 31, 1998  $105,525,000
                   .six months ended June 30, 1999       $ 90,046,000

   If we cannot            Historically, we have depended on getting
refinance our debt or      additional borrowings and selling equity to meet
obtain new loans, we       our cash needs. Although in the past we have been
would likely have to       able to obtain additional borrowings and sell
consider various options   equity, there can be no guarantee that we will be
such as the sale of        able to do so in the future or that the cost to us
additional equity or       or the other terms which would affect us would be
some of our assets to      as favorable to us as our current indentures. The
meet the principal and     covenants in our indentures for our current debt
interest payments we       limit our ability to borrow more money.
owe, negotiate with our
lenders to restructure
existing loans or
explore other options
available under
applicable laws
including those under
reorganization or
bankruptcy laws. We
cannot guarantee that
any options available to
us would enable us to
repay our debt in full.

Holding Company            Adelphia Business Solutions directly owns no
Structure                  significant assets other than stock, partnership
                           interests, equity and other interests in its
   Adelphia Business       operating companies. Adelphia Business Solutions
Solutions depends on its   does not receive cash flow from operations except
subsidiaries' and joint    to the extent that its operating companies pay
ventures' cash payments    management fees or make distributions to it. In the
and distributions to       event of an insolvency of an operating company,
fund its cash needs.       creditors of that operating company would be
                           entitled to be paid in full before dividends or other distributions would be made to Adelphia
                           Business Solutions. In addition, Adelphia Business
                           Solutions does not own a controlling interest in some of these operating companies. This business structure creates risks regarding Adelphia Business
                           Solutions' obtaining cash from its business operations which could adversely affect its ability to repay the interest and principal which it owes, to get new loans, to fund future development of existing networks and new networks and to pay cash dividends to its common stockholders in the future.

New Service Acceptance     We are in the process of introducing a number of
By Customers               services, primarily local exchange services, that
                           we believe are important to our long-term growth.
                           The success of these services will be dependent upon, among other things, the willingness of customers to accept us as a new provider of such new telecommunications services. There is no guarantee that this acceptance will occur, and the lack of this acceptance could have a material adverse effect on Adelphia Business Solutions.

Risks From Rapid
Expansion                  We are in a period of rapid expansion which we
                           believe will continue and may even accelerate in the foreseeable future. The operating complexity of Adelphia Business Solutions, as well as the responsibilities of management personnel, have increased as a result of this expansion. Our ability to manage this growth effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base. In addition, Adelphia Business Solutions and its operating companies have significantly increased, and intend to continue, the hiring of additional sales and marketing personnel. We cannot guarantee that these new personnel will be successfully integrated into Adelphia Business Solutions or the operating companies or that we can hire a sufficient number of qualified personnel. Our inability to effectively manage the hiring of additional personnel and expansion could have a material adverse effect on our business and results of operations.

                           The expansion of Adelphia Business Solutions is also dependent upon the expansion of our fiber optic network through the continued acquisition of indefeasible rights of use (IRUs) for local and long-haul fiber optic plant or Adelphia Business Solutions built fiber optic plant when IRUs are not available or cost justified. If new IRUs cannot be obtained or if such fiber optic plant is not delivered or built by Adelphia Business Solutions on a timely basis, the development of the new markets and the interconnection of existing and new networks may be delayed, which could have a material adverse effect on Adelphia Business Solutions.

Control By Adelphia        As of June 30, 1999, Adelphia Communications
Communications             Corporation beneficially owned shares representing
Corporation                about 66% of the total number of outstanding shares
                           of both classes of our common stock and about 90%
   Adelphia can control    of the total number of outstanding shares of our
and can transfer control   Class B common stock. As a result of Adelphia's
of stockholder decisions   stock ownership, Adelphia has the power to elect
on very important          all of our directors. In addition, Adelphia could
matters.                   control stockholder decisions on other matters such
                           as amendments to our Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions. Adelphia could also transfer control of Adelphia Business Solutions to an unrelated third person by transferring our Class
                           B common stock.

There Are Potential        Adelphia's activities could present a conflict of
Conflicts Of Interest      interest with us, such as pursuing business
Between Adelphia           opportunities in the telecommunications industry.
Business Solutions And     In addition, there have been and will continue to
Adelphia Communications    be transactions between us and Adelphia or the
Corporation                other entities or persons they own or have
                           affiliations with. Our debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Need To Obtain Permits     We expect that in connection with our planned
And Rights-of-Way          construction and development of new networks that
                           we must obtain and maintain permits and rights-of-way for the cabling needed to develop and operate such networks. In addition, we may require pole attachment or conduit use agreements with incumbent local exchange carriers, utilities or other local exchange carriers to operate existing networks and new networks. There is no guarantee that Adelphia Business Solutions, its operating companies, its local partners, or Adelphia will be able to obtain new permits and rights-of-way, pole attachment and conduit use, to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing networks and new networks. Failure to obtain or maintain necessary permits, rights-of-way and agreements could have a material adverse effect on Adelphia Business Solutions' ability to operate and expand its networks.

                           In addition, the amount of lease payments made by our operating companies could be affected by the costs our local partners incur for attachments to poles, or use of conduit, owned by incumbent local exchange carriers or electric utilities. Various state public utility commissions and the FCC are reviewing whether use of local partner facilities for telecommunications purposes (as occurs when our operating companies lease fiber optic capacity from local partners) should entitle incumbent local exchange carriers and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by our operating companies to the local partners and could have a significant adverse impact on the profitability of our operating companies and our results of operations.

Competition

                           In each of our markets, the competitive local
   Adelphia Business       exchange carrier services offered by us compete
Solutions' operations      principally with the services offered by the
are subject to risk        incumbent local telephone exchange carrier company
because Adelphia           serving that area. Local telephone companies have
Business Solutions         long-standing relationships with their customers,
competes principally       have the potential to subsidize competitive
with established local     services from monopoly service revenues, and
telephone companies that   benefit from favorable state and federal
have long-standing         regulations. The merger of Bell Atlantic and NYNEX
utility relationships      created a very large company whose combined
with their customers and   territory covers a substantial portion of our
pricing flexibility for    current markets. Other combinations are occurring
local telephone            in the industry, which may have a material adverse
services.                  effect on us.

                           We think that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Our operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in our markets to do the following:

                              .  lower their rates substantially;

                              . engage in aggressive volume and term discount pricing practices for their customers; or

                              .  charge excessive fees to us for
                                 interconnection to the incumbent local
                                 telephone company's networks.

   If the regional Bell
telephone companies        The regional Bell operating companies can now
could get regulatory       obtain regulatory approval to offer long distance
approval to offer long     services if they comply with the interconnection
distance service in        requirements of the federal Telecommunications Act
competition with our       of 1996. To date, the FCC has denied the requests
significant customers,     for approval filed by regional Bell operating
some of our major          companies in our operating areas. However, an
customers could lose       approval of such a request could result in
market share.              decreased market share for the major long distance
                           carriers which are among our significant customers.
                           This could have a material adverse effect on us.

   The regional Bell       Some of the regional Bell operating companies have
telephone companies        also recently filed petitions with the FCC
continue to seek other     requesting waivers of other obligations under the
regulatory approvals       federal Telecommunications Act of 1996. These
that could significantly   involve services we also provide such as high speed
enhance their              data, long distance, and services to Internet
competitive position       Service Providers. If the FCC grants the regional
against us.                Bell operating companies' petitions, this could
                           have a material adverse effect on us.

   Potential competitors   Our potential competitors include other competitive
to our                     local exchange carriers, incumbent local telephone
telecommunications         companies which are not subject to regional Bell
services include the       operating companies' restrictions on offering long
regional Bell telephone    distance service, AT&T, MCIWorldCom, Sprint and
companies, AT&T,           other long distance carriers, cable television
MCIWorldCom and Sprint,    companies, electric utilities, microwave carriers,
electric utilities and     wireless telecommunications providers and private
other companies that       networks built by large end users. Both AT&T and
have advantages over us.   MCIWorldCom have announced that they have begun to
                           offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service.
                           AT&T and Tele-Communications, Inc. also recently merged and MCIWorldCom and Sprint announced that they will merge. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use our services when entering the market for local exchange services.

                           Many of our current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than our resources, as well as other competitive advantages over us.

We Are Subject To
Extensive Regulation       The federal Telecommunications Act of 1996
                           substantially changed federal, state and local laws
   The federal             and regulations governing telecommunications
Telecommunications Act     businesses. This law could materially affect the
of 1996 may have a         growth and operation of the telephone industry and
significant impact on      the services we provide. There are numerous
our businesses.            rulemakings that have been and continue to be
                           undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. In addition, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in our markets or potential markets. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.
                           Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on us.

                           Although the federal Telecommunications Act of 1996 requires local telephone companies to interconnect with and sell services to us, these interconnection agreements may have short terms, requiring us to renegotiate them repeatedly. Local telephone companies may not provide timely or adequate service to us which would impair our reputation with customers who could easily change back to using the local telephone company. In addition, the prices we pay in these agreements may be subject to significant increases if state public utility commissions establish prices to pass on to competitive local exchange carriers part of the cost of providing universal service.

                           Our operating companies that provide intrastate services are also generally subject among other matters to certification and tariff filing requirements by state regulators. Challenges to our tariffs and certificates by third parties or by the states could cause us to incur substantial legal and administrative expense.

Risks Related To Local     Local multipoint distribution service is a new
Multipoint Distribution    service. Major telecommunications equipment
Service Strategy           manufacturers are currently introducing products
                           for the local multipoint distribution service frequency band. As a result, no wireless local loop systems are currently operating under local multipoint distribution service, and implementation of such systems could be subject to unforeseen delays, costs and possible quality and implementation issues. Material aspects of our local multipoint distribution service implementation strategy are still being developed and defined, and there can be no guarantee that we will develop and implement a successful and profitable local multipoint distribution service strategy, or that implementation of our local multipoint distribution service strategy will not involve substantial cost.

Rapid Technological        The telecommunications industry is subject to rapid
Change                     and significant changes in technology. While we
                           believe that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder our ability to acquire necessary technologies, the effect of technological changes on our business cannot be predicted. Thus, there can be no guarantee that technological developments will not have a material adverse effect on us.

Year 2000 Issues Present   The year 2000 issue refers to the inability of
Risks To Our Business      computerized systems and technologies to recognize
Operations In Several      and process dates beyond December 31, 1999. This
Ways                       could present risks to the operation of our
                           business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                              .  information processing and financial
                                 reporting systems,

                              .  customer billing systems,

                              .  customer service systems,

                              . telecommunication transmission and reception systems, and

                              .  facility systems.

                           System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                           There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems. Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Dependence Upon Network    Our success in marketing our services to business
Infrastructure, Risk Of    and government users requires that we provide
System Failure Or          superior reliability, capacity and security through
Security Breach            our network infrastructure. Our networks are
                           subject to physical damage, power loss, capacity limitations, software defects, breaches of security
                           (by computer virus, break-ins or otherwise) and other factors, any of which may cause interruptions in service or reduced capacity for our customers.
                           Interruptions in service, capacity limitations or security breaches could have a material adverse effect on us.

Dependence On Key          Our growth strategy depends in large part on our
Personnel                  ability to attract and retain key management,
                           marketing and operations personnel. Currently, our business is managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that we will attract and retain the qualified personnel needed to manage, operate and further develop our business. In addition, the loss of the services of any one or more members of our senior management team could have a material adverse effect on Adelphia Business Solutions.

Dependence On Business     For the nine months ended December 31, 1998 and the
From Interexchange         six months ended June 30, 1999, approximately 18%
Carriers                   and 13%, respectively, of the operating companies'
                           combined revenues were attributable to access services provided to MCIWorldCom and AT&T. The loss of access revenues from interexchange carriers in general or the loss of MCIWorldCom or AT&T as a customer could have a material adverse effect on our current revenue stream.

                           In addition, the federal Telecommunications Act of 1996 establishes procedures under which the regional Bell operating companies can obtain authority to compete with the interexchange carriers in the long distance market, which could result in a decreased market share for interexchange carriers. Due to our operating companies' dependence on business from interexchange carriers, any significant loss of market share by the interexchange carriers could have a material adverse effect on us.

We May Not Have The
Resources To Make          Our current public debt indentures contain
Required Repurchases of    provisions requiring Adelphia Business Solutions,
Our Debt If A Change of    upon a change of control, to offer to redeem the
Control Occurs             notes issued under those indentures. In the event a
                           change of control occurs, there is no assurance that Adelphia Business Solutions will have the ability to make an offer to redeem these notes, that it will have sufficient funds to repurchase all of these notes or that it would be able to obtain any additional debt or equity financing in an amount sufficient to repurchase these notes or notes which may be offered by this prospectus and a related prospectus supplement.

Unequal Voting Rights Of   Adelphia Business Solutions has two classes of
Stockholders               common stock--Class A which carries one vote per
                           share and Class B which carries ten votes per share. The holders of Class B common stock can control the outcome of matters being voted upon by the stockholders such as the election of directors.

It Is Unlikely You Will    Adelphia Business Solutions has never declared or
Receive A Return On Your   paid cash dividends on any of its common stock and
Shares Through The         has no intention of doing so in the forseeable
Payment Of Cash            future. As a result, it is unlikely that you will
Dividends                  receive a return on your shares through the payment
                           of cash dividends.

Purchasers Of Our Common   Persons purchasing common stock will incur
Stock Will Incur           immediate and substantial net tangible book value
Immediate Dilution         dilution.

Future Sales Of            Sales of a substantial number of shares of Class A
Outstanding Common Stock   common stock or Class B common stock could
Could Adversely Affect     adversely affect the market price of our Class A
The Market Price Of Our    common stock and could impair our ability in the
Common Stock               future to raise capital through stock offerings. If
                           all of our existing holders of our warrants and our Class B common stock exercised their existing rights as of June 30, 1999 to receive Class A common stock, we would issue approximately an additional 33.1 million shares of Class A common stock.

Forward-Looking            The statements contained or incorporated by
Statements In This         reference in this prospectus that are not
Prospectus Are Subject     historical facts are "forward-looking statements"
To Risks and               and can be identified by the use of forward-looking
Uncertainties              terminology such as "believes," "expects," "may,"
                           "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                           Certain information included or incorporated by reference in this prospectus, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. These statements appear in a number of places in this prospectus and our most recent Form 10-K and Form 10-Q, including "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief and current expectations of

                           Adelphia Business Solutions and its directors and officers. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, Adelphia Business Solutions. These risks and uncertainties include, but are not limited to, uncertainties relating to Adelphia Business Solutions' ability to successfully market its services to current and new customers, access markets on a nondiscriminatory basis, identify, design and construct fiber optic networks, install cable and facilities (including switching electronics), and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as risks and uncertainties relating to general economic conditions, the cost and availability of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, technological developments, year 2000 issues and changes in the competitive environment in which Adelphia Business Solutions operates. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia Business Solutions for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

  . earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

  . fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

                        Fiscal Year Ended
   --------------------------------------------------------------Nine Months Ended Six Months Ended
   March 31, 1995   March 31, 1996 March 31, 1997 March 31, 1998 December 31, 1998  June 30, 1999
   --------------   -------------- -------------- -------------- ----------------- ----------------
         --               --             --             --               --               --

   For the years ended March 31, 1995, 1996, 1997, and 1998, the nine months ended December 31, 1998, and the six months ended June 30, 1999, Adelphia Business Solutions' earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $7,700,000, $13,800,000 $30,300,000 $85,800,000, $105,500,000 and $90,000,000, respectively. Pro forma for the issuance of the 12% senior subordinated notes due 2007, Adelphia Business Solutions' earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $132,500,000 and approximately $96,000,000 for the nine months ended December 31, 1998 and the six months ended June 30, 1999, respectively.

                                    DILUTION

   The net tangible book value of Adelphia Business Solutions' common stock as of June 30, 1999 was a deficit of approximately $30,300,000 or a negative $0.55 a share. Net tangible book value per share represents the amount of Adelphia Business Solutions' common stock and other stockholders' equity deficiency, less intangible assets, divided by shares of Adelphia Business Solutions' common stock outstanding. Purchasers of common stock will have an immediate dilution of net tangible book value. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A or Class B common stock in an offering by Adelphia Business Solutions and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we intend to apply the net proceeds from the sale of the securities to which this prospectus relates to general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness, investments and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

   The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

   The debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Adelphia Business Solutions and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Adelphia Business Solutions and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

General

   The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Adelphia Business Solutions' board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with all of Adelphia Business Solutions' other senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures do not limit the incurrence or issuance of other secured or unsecured debt of Adelphia Business Solutions, whether under the indentures, any other indenture that Adelphia Business Solutions may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

   The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

  . the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Adelphia Business Solutions to defer payment of principal;

  . the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Adelphia Business Solutions to defer any interest payment;

  . the place or places where, subject to the terms of the indenture as described below under the caption "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "--Denominations, Registration and Transfer," Adelphia Business Solutions will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Adelphia Business Solutions in respect of the debt securities and the indenture may be made;

  . any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Adelphia Business Solutions pursuant to any sinking fund or otherwise;

  . the obligation, if any, of Adelphia Business Solutions to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

  . the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

  . if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

  . any additions, modifications or deletions in the events of default or covenants of Adelphia Business Solutions specified in the indenture with respect to the debt securities;

  . if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  . any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  . any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

  . subject to the terms described under "--Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

  .  the appointment of any trustee, registrar, paying agent or agents;

  . the terms and conditions of any obligation or right of Adelphia Business Solutions or a holder to convert or exchange debt securities into preferred securities or other securities;

  . whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

  . any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

   We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

   If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

   If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

Denominations, Registration and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

   Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Adelphia Business Solutions for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Adelphia Business Solutions will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Adelphia Business Solutions with respect to any series, Adelphia Business Solutions may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Adelphia Business Solutions maintains a transfer agent in each place of payment for the series. Adelphia Business Solutions may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption, neither Adelphia Business Solutions nor the trustee will be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

  . transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Global Debt Securities

   Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Adelphia Business Solutions anticipates that the following provisions will generally apply to depositary arrangements.

   Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Adelphia Business Solutions if the debt securities are offered and sold directly by Adelphia Business Solutions. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

   So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

   Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Adelphia Business Solutions, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Adelphia Business Solutions expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Adelphia Business Solutions also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

   Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Adelphia Business Solutions within 90 days, Adelphia Business Solutions will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Adelphia Business Solutions may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Adelphia Business Solutions so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Adelphia Business Solutions, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Adelphia Business Solutions, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Adelphia Business Solutions may designate from time to time in the applicable prospectus supplement, except that at the option of Adelphia Business Solutions payment of any interest may be made:

  . except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

  . by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Adelphia Business Solutions may at any time designate additional paying agents or rescind the designation of any paying agent; however, Adelphia Business Solutions will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

   Any moneys deposited with the trustee or any paying agent, or held by Adelphia Business Solutions in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Adelphia Business Solutions, be repaid to Adelphia Business Solutions or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Adelphia Business Solutions for payment.

Option to Defer Interest Payments or to Pay-in-Kind

   If provided in the applicable prospectus supplement, Adelphia Business Solutions will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Adelphia Business Solutions will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Adelphia Business Solutions. If:

  . Adelphia Business Solutions defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

  . an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Adelphia Business Solutions by the holders of senior indebtedness then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

   Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that in the event of:

  . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Adelphia Business Solutions, its creditors or its property;

  . any proceeding for the liquidation, dissolution or other winding-up of Adelphia Business Solutions, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

  . any assignment by Adelphia Business Solutions for the benefit of creditors; or

  .  any other marshaling of the assets of Adelphia Business Solutions;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Adelphia Business Solutions on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Adelphia Business Solutions or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Adelphia Business Solutions being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Adelphia Business Solutions.

   Except as provided in the applicable prospectus supplement, the term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

  . all indebtedness of Adelphia Business Solutions, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

  . any indebtedness of others of the kinds described in the first bullet point above for the payment of which Adelphia Business Solutions is responsible or liable as guarantor or otherwise; and

  . amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

   Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Adelphia Business Solutions. As of June 30, 1999, senior indebtedness of Adelphia Business Solutions aggregated approximately $486,700,000. In addition, because Adelphia Business Solutions is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Adelphia Business Solutions' subsidiaries.

Modification of Indentures

   From time to time, Adelphia Business Solutions and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

  . to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

  . to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

  . to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

   In addition, under the indentures, Adelphia Business Solutions and the trustee may modify some rights, covenants and obligations of Adelphia Business Solutions and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

   In addition, Adelphia Business Solutions and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

Events of Default

   The indentures provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

  . failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

  . failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

  . failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Adelphia Business Solutions from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

  . default resulting in acceleration of other indebtedness of Adelphia Business Solutions for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Adelphia Business Solutions by the trustee or to Adelphia Business Solutions and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

  . certain events in bankruptcy, insolvency or reorganization of Adelphia Business Solutions.

   The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

   The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Adelphia Business Solutions is required to file annually with the trustees a certificate as to whether or not Adelphia Business Solutions is in compliance with all the conditions and covenants applicable to it under the indentures.

   In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

   No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

Consolidation, Merger, Sale of Assets and Other Transactions

   Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Adelphia Business Solutions will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

  . either Adelphia Business Solutions is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Adelphia Business Solutions' obligations on the debt securities under a supplemental indenture; and

  . immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

   Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Adelphia Business Solutions that may adversely affect holders of the debt securities.

Satisfaction and Discharge; Defeasance

   The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

  .  have become due and payable, or

  .  will become due and payable at their stated maturity within one year,

and Adelphia Business Solutions deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Adelphia Business Solutions' obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Adelphia Business Solutions will be deemed to have satisfied and discharged the indenture.

   The indentures provide that Adelphia Business Solutions may elect either:

  . to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

  . to be released from its obligations with respect to certain covenants, ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

   Such a trust may be established only if, among other things, Adelphia Business Solutions has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

Redemption

   Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

   Unless otherwise indicated in the applicable prospectus supplement, Adelphia Business Solutions may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

   Adelphia Business Solutions will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Adelphia Business Solutions defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Adelphia Business Solutions, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Certain Covenants

   The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. To the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

Governing Law

   The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustees

   Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock and warrants of Adelphia Business Solutions and certain provisions of Adelphia Business Solutions' Certificate of Incorporation and Bylaws is as of the date of this prospectus and is a summary and is qualified in its entirety by Adelphia Business Solutions' Certificate of Incorporation and Bylaws, each as amended, which documents are filed as exhibits to the registration statement covering this prospectus.

   As of October 25, 1999, Adelphia Business Solutions' authorized capital stock consists of 800,000,000 shares of Class A common stock, par value $.01 per share, 400,000,000 shares of Class B common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

   Shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

 Class A common stock

   The holders of Class A common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock and Class B common stock are entitled to receive dividends ratably, if any such dividends are declared, from time to time by the Board of Directors out of funds legally available therefor. Stock dividends declared on Class A common stock shall be in shares of Class A common stock, and stock dividends on Class B common stock shall be in shares of Class B common stock. In the event of a liquidation, dissolution or winding up of Adelphia Business Solutions, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock then outstanding. There are no redemption or sinking fund provisions available to the Class A common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of Class A or Class B common stock to be issued upon exercise of the Warrants will be fully paid and non-assessable.

 Class B common stock

   The holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. In all other respects, the provisions of the Class B common stock are identical to those of the Class A common stock. There are no contractual restrictions, or restrictions contained in the Certificate of Incorporation, regarding the ability to transfer shares of Class B common stock.

   Neither the holders of Class A common stock nor the holders of Class B common stock have cumulative voting rights. For a discussion of the effects of the voting rights of Adelphia, see "Risk Factors--Control by Adelphia Communications Corporation."

Preferred Stock

   The board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time such shares of preferred stock, in one or more classes or series. Each class or series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others

  . the distinctive designation of each series and the number of shares that will constitute the series;

  .  the voting rights, if any, of shares of the series;

  . the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

  . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  . any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

  . the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

   The ownership and control of Adelphia Business Solutions by the holders of common stock would be diluted if Adelphia Business Solutions were to issue preferred stock that had voting rights or that was convertible into common stock. In addition, the holders of preferred stock issued by Adelphia Business Solutions would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of common stock on such issues.

   On October 9, 1997, Adelphia Business Solutions issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 in a private placement. Adelphia Business Solutions is required to redeem all of the senior exchangeable preferred stock on October 15, 2007 at 100% of the liquidation preference of the senior exchangeable preferred stock then outstanding. Dividends are payable quarterly, commencing January 15, 1998, at 12 7/8% of the liquidation preference of outstanding senior exchangeable preferred stock. Through October 15, 2002, dividends are payable in cash or additional shares of senior exchangeable preferred stock at Adelphia Business Solutions' option. Subsequent to October 15, 2002, dividends are payable in cash. Prior to October 15, 2000, subject to certain conditions, Adelphia Business Solutions may redeem up to 35% of the aggregate liquidation preference of the originally issued senior exchangeable preferred stock at 112.875% of the liquidation preference thereof with the net proceeds of one or more Qualified Equity Offerings (as defined). Commencing October 15, 2002, Adelphia Business Solutions may redeem the senior exchangeable preferred stock in whole or in part at 106.438% of the liquidation preference thereof declining annually to par on October 15, 2005. Holders of the senior exchangeable preferred stock have the right to require Adelphia Business Solutions to redeem their senior exchangeable preferred stock at 101% of the liquidation preference thereof upon a Change of Control (as defined). The Certificate of Designation provides for, among other things, limitations on (i) additional borrowings,
(ii) payment of dividends or distributions, (iii) transactions with affiliates and (iv) the sale of assets.

Warrants

   Adelphia Business Solutions issued Class B warrants pursuant to the Class B Warrant Agreement between Adelphia Business Solutions and Bank of Montreal Trust Company, as warrant agent on April 15, 1996 as part of a private placement by Adelphia Business Solutions of 329,000 units consisting of $329.0 million aggregate principle amount at maturity of 13% senior notes and Class B warrants to purchase an aggregate of 1,993,638 shares of Class B common stock of Adelphia Business Solutions. The following summary of certain provisions of the Class B Warrant Agreement and the Class B warrants does not purport to be complete and is qualified in its entirety by reference to the Class B Warrant Agreement and the Class B warrants, including the definitions therein of certain terms.

   Each Class B warrants, when exercised, will entitle the holder thereof to purchase 6.06 shares of Class B common stock at the exercise price of $0.00308 per share. The exercise price and the number of Class B warrant shares issuable on exercise of a Class B Warrant are both subject to adjustment in certain cases referred to below. The Class B warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date Adelphia Business Solutions mails notice thereof to holders of the Senior Notes and to the holders of the Class B warrants, Class B warrant shares and any other securities issued or issuable with respect thereto. Unless exercised, the Class B warrants will automatically expire on April 1, 2001, the Expiration Date. Adelphia Business Solutions will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Class B warrants. If Adelphia Business Solutions fails to give such notice, the Class B warrants will not expire until 90 days after Adelphia Business Solutions gives such notice. In no event will holders be entitled to any damages or other remedy for Adelphia Business Solutions' failure to give such notice other than any such extension.

   In connection with the issuance of the Class B warrants, Adelphia Business Solutions agreed to file Class B warrant shelf registration statements under the Securities Act (i) covering the Warrants, on or prior to October 1, 1996, and (ii) covering the Class B warrant shares, on or prior to January 1, 1997, and to use its best efforts to cause such Class B Warrant Shelf registration statements to be declared effective by the Commission on or prior to 90 days after the dates specified for such filings. Adelphia Business Solutions filed a Class B warrant shelf registration statement covering the Class B warrants and the Class B warrant shares on September 25, 1996 and the Class B warrant shelf registration statement was declared effective by the Commission on December 30, 1996. Adelphia Business Solutions has agreed to keep the Class B warrant shelf registration statement with respect to the Class B warrants and the Class B warrant shares as described in the immediately preceding paragraph effective until October 1, 1999 and January 1, 2000, respectively. If Adelphia Business Solutions does not comply with its registration obligations under the Class B warrant registration rights agreement, it will be required to pay liquidated damages to holders of the Class B warrants or Class B warrant shares under certain circumstances.

   Adelphia Business Solutions issued warrants to purchase its Class A common stock in connection with a 1997 preferred provider agreement with MCI that subsequently were acquired from MCI by Adelphia. These warrants are exerciseable to obtain 1,421,499 shares of Class A common stock at an exercise price of $6.15 per share.

   On February 12, 1998, Adelphia Business Solutions consummated an agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest received a warrant to obtain 731,624 shares of Class A common stock of Adelphia Business Solutions (the "Lenfest Warrant") in exchange for its partnership interest in the Harrisburg, Pennsylvania network. On May 15, 1998, Lenfest exercised its warrant and received 731,624 shares of Class A common stock.

Dividend Restrictions

   The terms of our various indentures and our Certificate of Designation contain restrictions on our ability to pay dividends on the common stock. The payment of dividends on the common stock is also subject to the preferences that may be applicable to any then outstanding preferred stock.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation And Delaware Law

 Delaware General Corporation Law

   As of the date of this prospectus, although Adelphia Business Solutions' Certificate of Incorporation currently provides that Adelphia Business Solutions is not subject to Section 203 of the Delaware General Corporation Law ("Section 203"), Adelphia Business Solutions could become subject to Section 203 through stockholder action in the future. As of the date of this prospectus, Section 203, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors of the corporation approved either such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (y) by persons who are directors and also officers and (z) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, such business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transactions involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation which is beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning (or within the past three years having owned) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

 Certificate of Incorporation

   In addition to the voting rights of the Class A and Class B common stock described above, Adelphia Business Solutions' Certificate of Incorporation, as amended as of the date of this prospectus, by means of a "blank check preferred" provision authorizes the Board of Directors, at any time, to divide any or all of the shares of preferred stock into one or more series and to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series. Further, the Board of Directors, when issuing a series of preferred stock, may fix and determine the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the preferred stock of such series.

   This blank check preferred provision gives the Board of Directors flexibility in dealing with methods of raising capital and responding to possible hostile takeover attempts. The provision may have the effect of making it more difficult for a third party to acquire Adelphia Business Solutions, discourage a third party from attempting to acquire Adelphia Business Solutions or deter a third party from paying a premium to acquire a majority of the outstanding voting stock of Adelphia Business Solutions. Additionally, depending on the rights and preferences of any series of preferred stock issued and outstanding, the issuance of preferred stock may adversely affect the voting and other rights of the holders of the common stock, including the possibility of the loss of voting control to others.

Equity Securities Offered

   Any offering of our Class A common stock, Class B common stock, preferred stock, depositary shares or other equity securities will be described in the prospectus supplement relating to that offering.

   If we offer a series of preferred stock, we will describe the particular terms and conditions of the series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to that series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

  .  its title;

  . the number of shares offered, any liquidation preference per share and the purchase price;

  . any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

  . if dividends apply whether they shall be cumulative or non-cumulative and, if cumulative, the date from which dividends shall accumulate;

   .  any procedures for any auction and remarketing;

   .  any provisions for a sinking fund;

   .  any provisions for redemption;

   .  any listing of such preferred stock on any securities exchange or market;

  . the terms and conditions, if applicable, upon which it will be convertible into common stock or another series of preferred stock of Adelphia Business Solutions, including the conversion price (or manner of calculation thereof) and conversion period;

  . the terms and conditions, if applicable, upon which it will be exchangeable into debt securities of Adelphia Business Solutions, including the exchange price (or manner of calculation thereof) and exchange period;

  .  any voting rights;

  . a discussion of any applicable material and/or special United States federal income tax considerations;

  . whether fractional interests in that series of preferred stock will be offered by entering into a deposit agreement that will be filed with the SEC which provides for a depositary to issue to the public receipts for depositary shares, each of which will represent ownership of and entitlement to all rights and preferences of a fractional interest in a share of preferred stock of a specified series;

  . its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia Business Solutions;

  . any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia Business Solutions; and

  . any other specific terms, preferences, rights, limitations or restrictions.

                              BOOK ENTRY ISSUANCE

   Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. Such securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global securities will be issued for such securities representing in the aggregate the total number of such securities, and will be deposited with or on behalf of DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

   Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security, commonly referred to as the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in such securities, except in the event that use of the book-entry system for such securities is discontinued.

   DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to securities issued in the form of global securities is limited to the holders of record of such securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of such securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

   Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Adelphia Business Solutions, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

   DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. In the event that a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. Adelphia Business Solutions, at its option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Adelphia Business Solutions believe to be accurate, but Adelphia Business Solutions assumes no responsibility for the accuracy thereof. Adelphia Business Solutions has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


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

                              PLAN OF DISTRIBUTION

   Any of the securities being offered under this prospectus may be sold in any one or more of the following ways from time to time:

  .  through agents;

  .  to or through underwriters;

  .  through dealers; and

  .  directly by Adelphia Business Solutions to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Securities may also be offered or sold through depository receipts issued by a depository institution.

   Offers to purchase securities may be solicited by agents designated by Adelphia Business Solutions from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by Adelphia Business Solutions to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, Adelphia Business Solutions will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and Adelphia Business Solutions at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such Securities if any are purchased.

   Adelphia Business Solutions may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If Adelphia Business Solutions grants any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Adelphia Business Solutions will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

   Offers to purchase securities may be solicited directly by Adelphia Business Solutions and those sales may be made by Adelphia Business Solutions directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

   Securities may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms "remarketing firms," acting as principals for their own accounts or as agents for Adelphia Business Solutions. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia Business Solutions and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

   If so indicated in a related prospectus supplement, Adelphia Business Solutions may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from Adelphia Business Solutions at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Adelphia Business Solutions.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia Business Solutions to indemnification by Adelphia Business Solutions against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and, other than the Class A common stock, which is quoted on the Nasdaq National Market, will have no established trading market. Unless otherwise specified in a related prospectus supplement, Adelphia Business Solutions will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia Business Solutions and its subsidiaries in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   We are incorporating by reference the following documents that we have filed with the SEC:

  . our Transition Report on Form 10-K for the nine months ended December 31, 1998, as amended by Form 10-K/A. We refer to this Transition Report on Form 10-K in this prospectus as the Form 10-K;

  .  our Form 10-Qs for the quarters ended March 31, 1999 and June 30, 1999;

  . our definitive proxy statement dated October 4, 1999, with respect to the Annual Meeting of Stockholders to be held October 25, 1999;

  . our Form 8-Ks for the events dated February 16, 1999, February 25, 1999, March 30, 1999 and September 21, 1999; and

  . the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such description.

   We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

   You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                           Adelphia Business Solutions, Inc.
                           One North Main Street
                           Coudersport, Pennsylvania 16915
                           Attention: Investor Relations
                           Telephone: (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of the prospectus. We are not making this offer of securities in any state or country in which this offer or the acceptance thereof would not be in compliance with the Securities or Blue Sky laws of such jurisdiction.

                                 LEGAL MATTERS

   Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania will pass upon the validity of the securities. Any required information regarding ownership of Adelphia Business Solutions' securities by lawyers of such firm will be contained in the applicable prospectus supplement. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, a law firm for the underwriters will pass upon the validity of the securities.

                                    EXPERTS

   The consolidated financial statements of Adelphia Business Solutions (formerly known as Hyperion Telecommunications, Inc.) as of March 31, 1998 and December 31, 1998, and for each of the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, all incorporated in this prospectus by reference from Adelphia Business Solutions' Transition Report on Form 10-K for the nine months ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                8,750,000 Shares

                       Adelphia Business Solutions, Inc.

                              Class A Common Stock

                                 ADELPHIA LOGO

                               ----------------

                             PROSPECTUS SUPPLEMENT
                               November 23, 1999
                 (Including Prospectus Dated October 25, 1999)

                               ----------------

                              Salomon Smith Barney
                           Credit Suisse First Boston
                          Donaldson, Lufkin & Jenrette
                              Goldman, Sachs & Co.
                         Banc of America Securities LLC
                               CIBC World Markets
                     Credit Lyonnais Securities (USA) Inc.
                          First Union Securities, Inc.


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[Graphic Description of the Inside Front Cover]

Inside Front Cover depicts a map of the United States highlighting the Company's markets.